UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 17, 2009
Date of Report (Date of earliest event reported)

KUSHI RESOURCES INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-53008	98-0559606
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Wall Street, 24th Floor, New York, NY	10005
(Address of principal executive offices)	(Zip Code)

646-808-3095
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 1 - Registrant’s Business and Operations Item 1.01 Entry into a Material Definitive Agreement.

On November 17, 2009, the Board of Directors of the Registrant approved a merger agreement between Registrant and TheraBiogen, Inc., a Nevada corporation, under which TheraBiogen, Inc. will merge into Registrant.  As part of the merger transaction, Registrant will change its corporate name to TheraMax, Inc.  The merger and the corporate name change are subject to the approval of Registrant's shareholders and the merger also is subject to the approval of the shareholders of TheraBiogen, Inc.

TheraBiogen, Inc. is a reporting company under Section 12(g) of the Securities and Exchange Act of 1934, although its shares are not currently listed for trading on any exchange.  In July, 2008, the company entered into a licensing agreement with Nasal Therapeutics, Inc. of Long Beach, California, for the exclusive license rights in North America to develop, market, distribute and sell four homeopathic nasal spray products known as THERAMAX™ Cold Relief, THERAMAX™ Flu Relief, THERAMAX™ Allergy Relief and THERAMAX™ Migraine Relief. As the result of the license and the Company’s further development activities, the Company claimed trademark rights to the THERAMAX™ name and all related uses. On July 31, 2009, the company renegotiated the terms of the license agreement, extending the territory to the entire world and the term to 25 years from July 31, 2009, and also received a transfer of all trademark rights to the THERAMAX™ name.

Under the terms of the Merger Agreement, a copy of which is filed as an exhibit with this report, each share of TheraBiogen, Inc. common stock issued and outstanding at the time of the merger will be converted into one share of Registrant, and each share of common stock of Registrant issued and outstanding at the time of the merger will be converted into 2.6 shares of the common stock of the merged entity.  There are currently 18,791,000 shares of TheraBiogen, Inc. common stock issued and outstanding and 5,230,000 shares of Registrant's common stock issued and outstanding.  Kelly T. Hickel, who is Chairman and CEO of Registrant, also is Chairman and CEO of TheraBiogen, Inc.  The merger agreement was approved by independent majority votes of the Board of Directors of both Registrant and TheraBiogen, Inc., and Mr. Hickel abstained in both cases.

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 17, 2009, the Registrant's Board of Directors appointed three new directors to the Board: Mr. Dwight Brunhoeler, Mr. Barry Saxe and Mr. Boris Rubizhefsky.

Mr. Brunoehler currently serves as the Chief Executive Officer for AllStem, Inc, since July 2009, a newly formed stem cell storage, research and development company in the Orlando Florida area. Mr. Brunoehler is also the Chief Executive officer for RxGenerica, a Florida based drug distribution company with its sales force operating in Central and South America and The Caribbean. He has held that position since forming the company in April 2009. Previously, Mr. Brunoehler founded Cryobanks International in 1993 and served as its President and CEO until 2008. After starting one of the oldest cord blood banks in the world, he established the only (and still existing) nationwide system whereby expectant mothers can sign-up to donate their baby’s cord blood from anywhere in the Continental United States year round. Mr. Brunoehler also established successful licensed facilities for Cryobanks currently operating in Athens, Delhi, and Bangkok. Mr. Brunoehler served on the Cord Blood Work Group and Finance committees for The World Marrow Donor Association from 2000 to 2007. Mr. Brunoehler served on the Board of Directors of Florida Blood Centers and on their Laboratory/Technical Committee in 2006 and 2007. Mr. Brunoehler is a graduate of The University of Central Florida where he was honored to be the commencement speaker for the advanced health sciences degrees in 2007.

Mr. Boris Rubizhevsky has over thirty years of business experience ranging from corporate management and mergers and acquisitions, to business development, sales and marketing.  He has held several Board of Director positions. He is currently Chairman and CEO of Alliance Network Communications, Inc., Chairman and CEO of BioCube; Inc. and is the founder NexGen Security Corporation in March 2007, a consulting firm specializing in homeland security, biological and environmental products and technologies. Prior to this, in 1992 Mr. Rubizhevsky co-founded Isonics Corporation (NASDAQ: ISON), a diversified international company with offices in the United States, Germany and Russia and businesses in life science, semiconductor wafer services and homeland security products biotech applications as well as identifying capital funding sources, including the company’s initial public offering and follow-on secondary equity and debt offerings. He was with Isonics from February 1992 to February, 2007. Prior to Isonics, he was with General Electric in a number of international sales and marketing managerial positions. Mr. Rubizhevsky holds a B.S. degree in engineering from the Stevens Institute of Technology.

Barry Saxe worked as a biochemist in the 1960's on Interferon research at Becton Dickson and has been an investor and advisor to numerous biotechnology and healthcare companies, both public and private, since then. In the 1990's, he worked with Archibel of Brussels, Belgium on the development of homeopathic expert system software for diagnosis and treatment of diseases using homeopathic medicines. From 1969 to the present, he has been president of Cedar Electric, a design-build firm. From 2005 to the present, he has served as a member of the Board of Directors board of  International Ranger, a public exploration company. From 2006 till 2008 he was a cofounder and board member of Ringbolt Ventures, a fertilizer exploration company.

Section 9 - Financial Statements and Exhibits

Item 9.01            Financial Statements and Exhibits

(d)           Exhibits

10.       Merger Agreement dated November 17, 2009 between Kushi Resources, Inc.   andTheraBiogen, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KUSHI RESOURCES INC.
Date: November 18, 2009
	By:	/s/ Kelly T. Hickel
Kelly T. Hickel

Chief Executive Officer, Chief Financial Officer, President, Secretary and Treasurer